Exhibit 99.1

Contact:
Heather Ferrante
ViaSat Inc.
760-476-2633
www.viasat.com
ViaSat Announces First Quarter Results
Carlsbad, CA — August 9, 2010 — ViaSat Inc. (NASDAQ: VSAT), an innovator in satellite and other wireless networking systems and services, today announced financial results for the first quarter of fiscal year 2011. The fiscal first quarter results include new contract awards of $152.9 million, revenues of $192.0 million, Adjusted EBITDA of $37.6 million and non-GAAP diluted net income attributable to ViaSat common stockholders of $0.23 per share, or $0.08 per share on a diluted GAAP basis. Included in these first quarter results was a pre-tax expense of $8.5 million, or $0.12 per share, resulting from an increase in estimated costs on a government satellite communications development program.
          “ViaSat generated healthy year-over-year growth in revenue, Adjusted EBITDA, orders and contract awards, and sales backlog, but results were impacted by the program expense as well as delays in contract award decisions on a number of government follow-on and competitive contracts,” said Mark Dankberg, Chairman and CEO of ViaSat. “We anticipate that several potentially significant awards will be decided within the current quarter. The defense budget is clearly under increasing pressure, leading to ordering delays throughout the defense procurement market, but we believe that pressure also creates a more receptive market for ViaSat’s lower cost solutions. Our strong competitive positions in expected growth segments such as airborne intelligence, situational awareness, data links, and cyber security afford an opportunity to accelerate and build on the momentum from our recent Blue Force Tracking-2 contract award. The Blue Force Tracking initial contract ceiling value is our second largest ever and was awarded shortly after the end of the first quarter.”
Financial Results1

(In millions, except per share data)	Q1 FY11	Q1 FY10
Revenues	$192.0	$158.4
Net income attributable to ViaSat, Inc.	$3.3	$8.3
Diluted per share net income attributable to ViaSat, Inc. common stockholders	$0.08	$0.25
Non-GAAP net income attributable to ViaSat, Inc. [2]	$9.6	$10.8
Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders [2]	$0.23	$0.33
Fully diluted weighted average shares	42.1	32.7
Adjusted EBITDA[3]	$37.6	$20.2
New orders/Contract awards	$152.9	$120.6
Sales backlog	$489.8	$436.8

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[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat quarters for fiscal year 2011 end on July 2, 2010, October 1, 2010, December 31, 2010, and April 1, 2011.

[2]	All non-GAAP net income numbers have been adjusted to exclude the effects of amortization of acquired intangible assets, acquisition related expenses, and non-cash stock-based compensation expenses, net of tax. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between Net Income Attributable to ViaSat, Inc. on a GAAP Basis and Non-GAAP Basis” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”

[3]	Adjusted EBITDA represents net income (loss) attributable to ViaSat Inc. before interest, taxes, depreciation and amortization, adjusted to exclude the effects of non-cash stock-based compensation expense and acquisition-related expenses. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between Net Income Attributable to ViaSat Inc. and Adjusted EBITDA” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”
Government Systems Segment
     The Government Systems segment recorded quarterly revenues of $88.8 million, a 4% decrease over the first quarter of fiscal year 2010. The decrease was primarily related to lower sales of information assurance and tactical data link products, offset by higher sales of government satellite communication systems. New contract awards in our Government Systems segment for the first quarter of fiscal year 2011 were $72.6 million.
     In June 2010, as a result of certain systems integration testing, we determined that significant additional rework was required in order to complete a government satellite communication program. Following the testing and subsequent internal reviews and analyses, we recorded an additional forward loss of $8.5 million in the first quarter of fiscal year 2011 for estimated additional labor and materials required to complete the program.
Commercial Networks Segment
     For the Commercial Networks segment, revenues were $45.6 million for the first quarter, which was a 28% decrease from the first quarter of fiscal year 2010. The revenue decrease was primarily due to a reduction in sales of enterprise VSAT products, consumer broadband products, which was partly due to ViaSat no longer recognizing revenue for equipment sales to WildBlue following our acquisition of WildBlue in December 2009, and satellite networking technology development programs, offset by increased revenue in our antenna systems product group. New contract awards in our Commercial Networks segment for the first quarter of fiscal year 2011 were $24.5 million.
Satellite Services Segment
     Our Satellite Services segment contributed revenues of $57.5 million for the first quarter, which was a $55.0 million increase compared to the first quarter of fiscal year 2010. The revenue increase was primarily related to the acquisition of WildBlue in the third quarter of fiscal year 2010, as well as growth in our mobile broadband services. New contract awards in our Satellite Services segment for the first quarter were $55.8 million.

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Selected First Quarter 2011 Business Highlights
•	ViaSat mobile broadband installations reached a total of 800 systems serving a mix of general aviation, communications-on-the-move (COTM), maritime and high-speed rail customers.

•	Announced our acquisition of privately-held Stonewood Group Limited, a maker of encrypted hard drives and other data-at-rest encryption products. This acquisition was completed in July 2010.

•	Awarded a $5.75 million Indefinite-Delivery/Indefinite-Quantity (IDIQ) contract for tactical data link and satellite communications equipment and engineering support services from SPAWAR Charleston, S.C. for the U.S. Navy and through the Foreign Military Sales program for the Republic of Turkey.

•	Upgraded transmission rates on our airborne broadband network to improve performance for Intelligence, Surveillance, and Reconnaissance (ISR) network missions being flown by nearly 100 U.S. airborne military satellite communication systems.

•	After quarter close, awarded $37.7 million of first article and initial production terminals for the U.S. Army next generation high-capacity low-latency Blue Force Tracking (BFT) equipment as part of the Force XXI Battle Command Brigade and Below (FBCB2) Program. The total value of the IDIQ contract vehicle ordering agreement is $477 million.
Safe Harbor Statement
     This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to our expected growth segments such as airborne intelligence, situational awareness, data links, and cyber security, WildBlue and Stonewood acquisition and related integration, operation and growth prospects, growth for mobile broadband services, BFT2 program performance, and our government, commercial and satellite opportunities. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: uncertainties associated with the performance, integration and costs associated with the WildBlue business; our ability to have manufactured or successfully launch ViaSat-1 or implement the related broadband satellite services on our anticipated timeline or at all; continued turmoil in global financial markets and economies; the availability and cost of credit; reliance on U.S. government contracts and our reliance on a small number of contracts which account for a significant percentage of our revenues; our ability to successfully develop, introduce and sell new technologies, products and enhancements; reduced demand for products as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; reliance on a limited number of third parties to manufacture and supply

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our products; increased competition and other factors affecting the networking and communications industries generally; the effect of adverse regulatory changes on our ability to sell products; and our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness. In addition, please refer to the risk factors contained in ViaSat’s SEC filings available at www.sec.gov, including ViaSat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. ViaSat undertakes no obligation to update or revise any forward-looking statements for any reason.
Conference Call
     ViaSat Inc. will host a conference call to discuss these fiscal year 2011 first quarter results at 5:00 p.m. Eastern Time on Monday, August 9, 2010. The dial in number is (877) 640-9809 and (914) 495-8528 internationally. A replay of the conference call will be available from 8:00 p.m. Eastern Time on Monday, August 9 through midnight on Tuesday, August 10 by dialing (800) 642-1687 for U.S. callers and (706) 645-9291 for international callers, and entering the passcode 92463818. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations section of our website at investors.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other digital communication products that enable fast, secure, and efficient communications to virtually any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies and products to the U.S. government; is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services; and owns WildBlue, the premier Ka-band satellite broadband service provider. ViaSat also offers design capabilities and a number of complementary products including monolithic microwave integrated circuits and modules, DVB-S2 satellite communication components, video data link systems, data acceleration and compression, and mobile satellite antenna systems. Based in Carlsbad, CA, ViaSat includes a number of worldwide locations for customer service, network operations, and technology development.
Use of Non-GAAP Financial Information
     To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. Non-GAAP net income attributable to ViaSat, Inc. excludes the effects of amortization of acquired intangible assets, acquisition related expenses, and non-cash stock-based compensation expenses, net of tax. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments

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to GAAP results is provided in the “Reconciliation Between Net Income Attributable to ViaSat, Inc. on a GAAP Basis and Non-GAAP Basis” table contained in this release.
     Adjusted EBITDA represents net income (loss) attributable to ViaSat, Inc. before interest, taxes, depreciation and amortization, adjusted to exclude the effects of non-cash stock-based compensation expense and acquisition-related expenses. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity. In addition, other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Furthermore, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments,

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt,

•	Adjusted EBITDA does not reflect the EBITDA calculation used for our senior notes and revolving line of credit debt covenant requirements, and

•	Adjusted EBITDA does not reflect our provision for income taxes, which may vary significantly from period to period.
A reconciliation of specific adjustments to GAAP results is provided in the “Reconciliation Between Net Income Attributable to ViaSat, Inc. and Adjusted EBITDA” table contained in this release.

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Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended
	July 2, 2010	July 3, 2009
Revenues:
Product revenues	$125,002	$149,401
Service revenues	67,002	9,007

Total revenues	192,004	158,408

Operating expenses:
Cost of product revenues	94,714	105,572
Cost of service revenues	39,062	6,141
Selling, general & administrative	38,921	26,916
Independent research and development	7,314	7,003
Amortization of intangible assets	4,610	1,505

Income from operations	7,383	11,271
Interest, net	(2,002)	(82)

Income before income taxes	5,381	11,189
Provision for income taxes	1,981	2,897

Net income	3,400	8,292
Less: Net (loss) income attributable to the noncontrolling interest, net of tax	139	23

Net income attributable to ViaSat, Inc.	$3,261	$8,269

Diluted net income per share attributable to ViaSat, Inc. common stockholders	$0.08	$0.25

Diluted common equivalent shares	42,125	32,683
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC.
ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

GAAP net income attributable to ViaSat, Inc.	$3,261	$8,269
Amortization of intangible assets	4,610	1,505
Acquisition related expenses	1,185	—
Stock-based compensation expense	4,167	2,562
Income tax effect	(3,601)	(1,497)

Non-GAAP net income attributable to ViaSat, Inc.	$9,622	$10,839

Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders	$0.23	$0.33

Diluted common equivalent shares	42,125	32,683
AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC.
AND ADJUSTED EBITDA IS AS FOLLOWS:

GAAP net income attributable to ViaSat, Inc.	$3,261	$8,269
Provision for income taxes	1,981	2,897
Interest expense (income), net	2,002	82
Depreciation and amortization	25,027	6,426
Stock-based compensation expense	4,167	2,562
Acquisition related expenses	1,185	—

Adjusted EBITDA	$37,623	$20,236

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Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

Assets	July 2, 2010	April 2, 2010	Liabilities and Equity	July 2, 2010	April 2, 2010
Current assets:			Current liabilities:
Cash and cash equivalents	$57,331	$89,631	Accounts payable	$73,226	$78,355
Accounts receivable, net	161,808	176,351	Accrued liabilities	97,768	102,251

Inventories	88,466	82,962	Total current liabilities	170,994	180,606
Deferred income taxes	17,346	17,346	Line of credit	30,000	60,000
Prepaid expenses and other current assets	22,165	28,857	Long-term debt	271,924	271,801
Total current assets	347,116	395,147	Other liabilities	25,438	24,395

Property, equipment and satellites, net	680,055	651,493	Total liabilities	498,356	536,802
Other acquired intangible assets, net	84,779	89,389	Total ViaSat, Inc. stockholders’ equity	769,547	753,005
Goodwill	75,012	75,024	Noncontrolling interest in subsidiary	3,884	3,745

Other assets	84,825	82,499	Total equity	773,431	756,750

Total assets	$1,271,787	$1,293,552	Total liabilities and equity	$1,271,787	$1,293,552